Steve Russell, Chairman
Paul Will, CFO
Celadon Group, Inc.
One Celadon Drive
Indianapolis, IN 46235-4207
317-972-7000

CELADON GROUP REPORTS THIRD QUARTER FINANCIAL RESULTS

INDIANAPOLIS, IN - April 19, 2006  Celadon Group, Inc. (NASDAQ-CLDN) today reported its financial and operating results for the three and nine months ended March 31, 2006, the third fiscal quarter of the company’s fiscal year ending June 30, 2006. All earnings per share amounts reflect the company’s 3-for-2 stock split effective February 15, 2006.

For the quarter, total revenue increased 6.3%, to $115.3 million from $108.5 million in the 2005 quarter. Revenue, before fuel surcharges, increased 1.6%, to $100.8 million from $99.2 million in the 2005 quarter. Net income increased 74.1%, to $4.7 million from $2.7 million in the 2005 quarter. Earnings per diluted share improved by 66.7%, to $0.30 from $0.18 for the 2005 quarter.

For the nine months ended March 31, 2006, total revenue increased 10.5%, to $353.5 million from $319.8 million for the same period last year. Revenue, before fuel surcharges, increased 4.2%, to $307.1 million from $294.7 million for the same period last year. Net income increased 71.1%, to $14.2 million from $8.3 million for the same period last year. Earnings per diluted share increased 68.5%, to $0.91 from $0.54 for the same period last year.

During the quarter, the company completed a 3-for-2 stock split effected in the form of a 50% stock dividend paid on February 15, 2006. This raised the outstanding shares to approximately 15.3 million.

Chairman and CEO Steve Russell commented on the quarter: “We are pleased to report another quarter of significant earnings growth driven by strong operating results across nearly all measures. The March quarter is generally our most challenging quarter due to seasonally lower demand and winter weather. Average revenue per tractor per week, excluding fuel surcharge, our main measure of asset productivity, improved by 5.2%, to $2,883 from $2,740, as a result of higher rates per mile and improved miles per tractor. Our average revenue per loaded mile, excluding fuel surcharge, increased by 3.5%, to $1.49 from $1.44. Average length of haul increased by 28 miles, to 1,008 from 980 the same period last year. Our operating ratio (defined as operating expenses, net of fuel surcharge, as a percentage of freight revenue) improved to 92.1% from 94.6%.

“Our results for the quarter were assisted by a favorable relationship between freight demand and truckload capacity. We believe capacity growth in our industry continues to be constrained by a shortage of qualified drivers. We address the driver shortage by recruiting safe and experienced drivers, providing newer equipment, and offering competitive compensation and lifestyle programs. We believe our continued commitment to the quality of life of our drivers has helped keep our trucks seated with drivers, lower our costs, improve customer service, and contribute to improved safety for the driving public. Two areas where our focus is evident are safety and driver turnover. For the second consecutive year, the Truckload Carriers Association presented Celadon the award as the safest large fleet in America. We have now won the first place award in 2002, 2004 and 2005. Also, for the March quarter, our annualized driver turnover was approximately 70%, compared with an industry average of 135% published by the American Trucking Associations. In addition to low driver turnover, our recruiting classes remain strong.

“From a customer standpoint, we have reached the point where we are now pleased with our mix of customers. It has taken us five years to execute the plan initiated in the spring of 2001 to create a balanced base of business. We achieved this goal through a combination of acquisitions, limiting exposure to certain customers and industries, and an expanded, strong sales force. In addition to acquisitions, we believe that expansion of business with existing customers, as well as attracting new shippers developed by our sales force, create the opportunity for future top line growth and earnings expansion.

“We continued to invest in our revenue equipment during the quarter. Our average tractor age is approximately 2.1 years, with a goal of 1.5 years based on a three year trade cycle. We believe carefully managing the average age of our fleet allows us greater flexibility in addressing the cost and reliability issues involving tractor engines designed to comply with stricter emissions requirements in 2007 and generally lowers our operating expenses. Even with substantial investments in the fleet, at March 31, 2006, our balance sheet reflected $15.3 million in cash, $7.4 million in borrowings and capitalized leases, and $113.9 million of total stockholders' equity.

Mr. Russell then addressed the company’s outlook: “Based on the recent operating environment, including freight demand that exceeds truckload capacity, we expect to continue to achieve modest rate increases that outpace increases in our costs. Our intermediate term goal remains an operating ratio of 90% or better.”

Conference Call Information

An investor conference call is scheduled for Thursday, April 20, at 11:00 a.m. (Eastern). Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial (866) 362-4666 (international calls 617-597-5313) pin number 47172682 a few minutes prior to the start time. A replay will be available through June 20, 2006, by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 15175740.

This call is being webcast by CCBN and can be accessed on Celadon’s web site at http://www.celadongroup.com. Any statistical and financial information that is expected to be discussed during the conference call also will be available at http://www.celadongroup.com.

Founded in 1985, Celadon Group Inc. (www.celadongroup.com) is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon also owns TruckersB2B, Inc. (www.truckersb2b.com) which provides cost savings to about 20,000 member fleets.

Celadon is traded on the Nasdaq under the ticker symbol CLDN and is a component of the Russell Microcap Index.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. In this press release, these statements include, without limitation, statements relating to anticipated capacity constraints and freight demand in the industry, our ability to obtain rate increases and expand our business, the average age of our tractor and trailer fleet, driver turnover, the composition of our customer base, and our expected future results.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of industry fundamentals is incorrect; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2006 and June 30, 2005
(Dollars in thousands except per share and value amounts)

	March 31, 2006	June 30, 2005
	(unaudited)
A S S E T S

Current assets:
Cash and cash equivalents	$15,324	$11,115
Trade receivables, net of allowance for doubtful accounts of $1,395 and $1,496 at March 31, 2006 and June 30, 2005	52,584	55,760
Accounts receivable - other	1,414	2,727
Prepaid expenses and other current assets	8,059	3,599
Tires in service	2,800	3,308
Income tax receivable	905	---
Deferred income taxes	2,424	2,424
Total current assets	83,510	78,933
Property and equipment	95,362	88,230
Less accumulated depreciation and amortization	30,430	30,685
Net property and equipment	64,932	57,545
Tires in service	1,483	1,739
Goodwill	19,137	19,137
Other assets	2,201	2,089
Total assets	$171,263	$159,443

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$3,962	$4,465
Accrued salaries and benefits	12,644	11,523
Accrued insurance and claims	7,805	10,021
Accrued fuel expense	5,230	6,104
Other accrued expenses	11,932	11,105
Current maturities of long-term debt	864	1,057
Current maturities of capital lease obligations	306	788
Income tax payable	---	265
Total current liabilities	42,743	45,328
Long-term debt, net of current maturities	4,972	4,239
Capital lease obligations, net of current maturities	1,210	1,260
Deferred income taxes	8,418	10,100
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 179,985 shares; no shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 15,280,010 and 10,050,449 shares at March 31, 2006 and June 30, 2005	337	332
Additional paid-in capital	90,078	89,359
Retained earnings	25,704	11,544
Unearned compensation of restricted stock	---	(711)
Accumulated other comprehensive loss	(2,224)	(2,033)
Total stockholders’ equity	113,895	98,491
Total liabilities and stockholders’ equity	$171,263	$159,443

Key Operating Statistics
	For the three months ended	For the three months ended
	March 31, 2006	March 31, 2005

Average revenue per loaded mile (a)	$1.492	$1.438
Average revenue per total mile (a)	$1.361	$1.324
Average revenue per tractor per week (a)	$2,883	$2,740
Average miles per tractor per week	2,118	2,069
Average line-haul tractors	2,278	2,400
Tractors at end of period (b)	2,571	2,628
Trailers at end of period (b)	7,462	7,885
Operating Ratio (a)	92.1%	94.6%

(a)    Excludes fuel surcharge
(b)    Total Company Fleet, including tractors supplied by owner-operators and the equipment of our Mexican subsidiary.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	For the three months ended March 31		For the nine months ended March 31
	2006	2005	2006	2005
Revenue:
Revenue, before fuel surcharges	$100,844	$99,202	$307,072	$294,681
Fuel surcharges	14,469	9,331	46,450	25,116
Total revenue	115,313	108,533	353,522	319,797

Operating expenses:
Salaries, wages, and employee benefits	35,697	33,015	106,028	98,587
Fuel	25,289	21,093	79,436	57,843
Operations and maintenance	7,087	8,279	21,811	26,086
Insurance and claims	3,620	3,597	10,967	9,927
Depreciation and amortization	3,199	3,939	9,283	10,941
Revenue equipment rentals	9,718	9,041	30,344	25,553
Purchased transportation	16,272	17,318	51,935	55,362
Costs of products and services sold	1,349	1,193	3,990	3,509
Professional and consulting fees	644	784	2,197	1,809
Communications and utilities	1,007	1,116	3,050	3,170
Operating taxes and licenses	1,891	2,210	6,104	6,390
General and other operating	1,574	1,624	4,539	4,712
Total operating expenses	107,347	103,209	329,684	303,886

Operating income	7,966	5,324	23,838	15,911

Other (income) expense:
Interest income	(41)	(1)	(119)	(7)
Interest expense	227	412	727	1,100
Other expense, net	3	2	29	8
Income before income taxes	7,777	4,911	23,201	14,810
Provision for income taxes	3,100	2,169	9,041	6,544
Net income	$4,677	$2,742	$14,160	$8,266

Earnings per common share:
Diluted earnings per share (1)	$0.30	$0.18	$0.91	$0.54
Basic earnings per share (1)	$0.31	$0.18	$0.93	$0.56
Average shares outstanding:
Diluted (1)	15,664	15,475	15,556	15,316
Basic (1)	15,285	15,038	15,166	14,794

(1)           Earnings per share amounts and average number of shares outstanding have been adjusted to give retroactive effect to a three-for-two stock split effected in the form of a 50% stock dividend declared January 18, 2006.